                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              JPS INDUSTRIES, INC.
                              --------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46624E405
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  46624E405                                           Page 1 of 9 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             The PNC Financial Services Group, Inc.   25-1435979

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [  ]

        b)  [  ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Pennsylvania

    Number of Shares       5)  Sole Voting Power                         11,900+

                                                    +See the response to Item 7.

    Beneficially Owned     6)  Shared Voting Power                       556,472

    By Each Reporting      7)  Sole Dispositive Power                    11,900+

                                                    +See the response to Item 7.

    Person With            8)  Shared Dispositive Power                  556,472

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    568,372*

                                        *See the responses to Item 6 and Item 7.

    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

            See Instructions                                    [  ]

    11)  Percent of Class Represented by Amount in Row (9)      6.12

    12)  Type of Reporting Person   (See Instructions)          HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              JPS INDUSTRIES, INC.
                              --------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46624E405
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 46624E405                                           Page 2 of 9 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             PNC Bancorp, Inc.   51-0326854

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Delaware

    Number of Shares       5)  Sole Voting Power                         11,900+

                                                    +See the response to Item 7.

    Beneficially Owned     6)  Shared Voting Power                       556,472

    By Each Reporting      7)  Sole Dispositive Power                    11,900+

                                                    +See the response to Item 7.

    Person With            8)  Shared Dispositive Power                  556,472

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    568,372*

                                        *See the responses to Item 6 and Item 7.

    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         See Instructions                                           [  ]

    11)  Percent of Class Represented by Amount in Row (9)          6.12

    12)  Type of Reporting Person   (See Instructions)              HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              JPS INDUSTRIES, INC.
                              --------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46624E405
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 46624E405                                           Page 3 of 9 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             PNC Bank, National Association   22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization    United States

    Number of Shares       5)  Sole Voting Power                         11,900+

                                                    +See the response to Item 7.

    Beneficially Owned     6)  Shared Voting Power                       556,472

    By Each Reporting      7)  Sole Dispositive Power                    11,900+

                                                    +See the response to Item 7.

    Person With            8)  Shared Dispositive Power                  556,472

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    568,372*

                                        *See the responses to Item 6 and Item 7.

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                          [  ]

    11) Percent of Class Represented by Amount in Row (9)         6.12

    12) Type of Reporting Person   (See Instructions)             BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              JPS INDUSTRIES, INC.
                              --------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46624E405
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  46624E405                                          Page 4 of 9 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             PNC Holding, LLC   51-0337069

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Delaware

    Number of Shares       5)  Sole Voting Power                         11,900+

                                                    +See the response to Item 7.

    Beneficially Owned     6)  Shared Voting Power                       556,472

    By Each Reporting      7)  Sole Dispositive Power                    11,900+

                                                    +See the response to Item 7.

    Person With            8)  Shared Dispositive Power                  556,472

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    568,372*

                                        *See the responses to Item 6 and Item 7.

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                           [  ]

    11) Percent of Class Represented by Amount in Row (9)          6.12

    12) Type of Reporting Person   (See Instructions)              HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              JPS INDUSTRIES, INC.
                              --------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    46624E405
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  46624E405                                          Page 5 of 9 Pages

    1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

             PNC GPI, Inc.   52-2012506

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        a)  [ ]

        b)  [ ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization    Delaware

    Number of Shares       5)  Sole Voting Power                         11,900+

                                                    +See the response to Item 7.

    Beneficially Owned     6)  Shared Voting Power                       556,472

    By Each Reporting      7)  Sole Dispositive Power                    11,900+

                                                    +See the response to Item 7.

    Person With            8)  Shared Dispositive Power                  556,472

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    568,372*

                                        *See the responses to Item 6 and Item 7.

    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                          [  ]

    11) Percent of Class Represented by Amount in Row (9)         6.12

    12) Type of Reporting Person   (See Instructions)             HC

                                                               Page 6 of 9 Pages

ITEM 1(a) - NAME OF ISSUER:

         JPS Industries, Inc.

ITEM 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         555 North Pleasantburg Drive, Suite 202

         Greenville, South Carolina  29607

ITEM 2(a) - NAME OF PERSON FILING:

         The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.;

         PNC Bank, National Association; PNC Holding, LLC; and PNC GPI, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

         PNC Bancorp, Inc. - 300 Delaware Avenue, Suite 304, Wilmington, DE
         19801

         PNC Bank, National Association - One

         PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

         PNC Holding, LLC - 300 Delaware Avenue, Suite 304, Wilmington, DE
         19801

         PNC GPI, Inc. - 300 Delaware Avenue, Suite 304, Wilmington, DE 19801

ITEM 2(c) - CITIZENSHIP:

         The PNC Financial Services Group, Inc. - Pennsylvania

         PNC Bancorp, Inc. - Delaware

         PNC Bank, National Association - United States

         PNC Holding, LLC - Delaware

         PNC GPI, Inc. - Delaware

ITEM 2(d) - TITLE OF CLASS OF SECURITIES:

         Common

ITEM 2(e) - CUSIP NUMBER:

         46624E405

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

(b) [X] Bank as defined in Section 3(a)(6) of the Exchange Act;


(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

(e) [ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [X] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                                                               Page 7 of 9 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a)  Amount Beneficially Owned:                                  568,372 shares*

                                        *See the responses to Item 6 and Item 7.

(b)  Percent of Class:                                                      6.12

(c)  Number of shares to which such person has:

        (i) sole power to vote or to direct the vote                     11,900+

       (ii) shared power to vote or to direct the vote                   556,472

      (iii) sole power to dispose or to direct the disposition of        11,900+

       (iv) shared power to dispose or to direct the disposition of      556,472

                                                    +See the response to Item 7.

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Of the Common Stock reported herein, 556,472 shares are held in Trust Accounts created by an Amended and Restated Trust Agreement dated September 20, 1983, in which Lloyd I. Miller, Jr. was Grantor and for which PNC Bank, National Association serves as Trustee.

         In connection with the Trust Accounts, Lloyd I. Miller, III and PNC Bank, National Association, in its capacity as Trustee, have entered into an Investment Advisory Agreement dated as of April 1, 1997. Either party may terminate the Investment Advisory Agreement on 30 days' prior written notice.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

PNC Holding, LLC - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC GPI, Inc. - HC (wholly owned subsidiary of PNC Holding, LLC)

          *Of the total shares reported herein, 11,900 shares are held by an investment partnership of which PNC GPI, Inc. is the general partner. An unaffiliated third party investment manager currently has sole voting power and sole dispositive power over these shares. On less than 60 days notice, PNC GPI, Inc. has the right to terminate the investment agreement with the unaffiliated third party investment manager, following which PNC GPI, Inc. would be deemed to have sole voting power and sole dispositive power.

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.

                                                               Page 8 of 9 Pages

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2004
--------------------------------------------------------
Date

By:  /s/ Joan L. Gulley
--------------------------------------------------------
Signature - The PNC Financial Services Group, Inc.

Joan L. Gulley, Vice President
--------------------------------------------------------
Name & Title

February 10, 2004                                                      February 10, 2004
--------------------------------------------------------               -------------------------------------------------------
Date                                                                   Date

By:  /s/ Maria C. Schaffer                                             By:  /s/ Maria C. Schaffer
--------------------------------------------------------               -------------------------------------------------------
Signature - PNC Bancorp, Inc.                                          Signature - PNC Holding, LLC

Maria C. Schaffer, Executive Vice President                            Maria C. Schaffer, Treasurer & Controller
--------------------------------------------------------               -------------------------------------------------------
Name & Title                                                           Name & Title


February 10, 2004                                                      February 10, 2004
--------------------------------------------------------               -------------------------------------------------------
Date                                                                   Date

By:  /s/ Joan L. Gulley                                                By:  /s/ Kenneth A. Rowles
--------------------------------------------------------               -------------------------------------------------------
Signature - PNC Bank, National Association                             Signature - PNC GPI, Inc.

Joan L. Gulley, Executive Vice President                               Kenneth A. Rowles, Vice President
--------------------------------------------------------               -------------------------------------------------------
Name & Title                                                           Name & Title

                                                               Page 9 of 9 Pages


                                                                       EXHIBIT A



                                    AGREEMENT

                                February 10, 2004

         The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by JPS Industries, Inc.

         Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

         This Agreement applies to any amendments to Schedule 13G.

                                       THE PNC FINANCIAL SERVICES GROUP, INC.


                                       BY: /s/ Joan L. Gulley
                                           ------------------------------------
                                           Joan L. Gulley, Vice President


                                       PNC BANCORP, INC.


                                       BY: /s/ Maria C. Schaffer
                                           ------------------------------------
                                           Maria C. Schaffer, Executive Vice
                                             President


                                       PNC BANK, NATIONAL ASSOCIATION


                                       BY: /s/ Joan L. Gulley
                                           ------------------------------------
                                           Joan L. Gulley, Executive Vice
                                             President


                                       PNC HOLDING, LLC


                                       BY: /s/ Maria C. Schaffer
                                           ------------------------------------
                                           Maria C. Schaffer, Treasurer &
                                             Controller


                                       PNC GPI, INC.


                                       BY: /s/ Kenneth A. Rowles
                                           ------------------------------------
                                           Kenneth A. Rowles, Vice President